Exhibit p (xvii)

QS Investors Code of Ethics

Policy Statement

The QS Investors (“QS”) Code of Ethics (“the Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that are required of employees involved in the investment management areas of the Firm.  It is essential that all Firm employees understand and adhere to our commitment to act with fairness, decency and integrity in all of its business dealings.

The provisions of the Code shall apply to all Firm Employees, as categorized in the Definition Section and such other employees as Compliance may determine from time to time.

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable policies and obligations.

The Code and any amendments thereof will be provided to all Employees of the Firm. All Employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis. All Employees must also acknowledge receipt of any amendments made to the Code if such determination is made by Compliance that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

General Rule

Firm Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity, putting our clients’ interest in front of our own.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts.  All QS personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

•	There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to the Firm and its clients.1

•	Employees must never improperly use their position with the Firm for personal or private gain to themselves, their family or any other person.

Employees are required to comply with applicable U.S. federal securities laws and may also be required to comply with other policies imposing separate requirements.  Specifically, they may be subject to laws or regulations that impose restrictions with respect to  personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).  The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

Do

•	Read and acknowledge the Firm’s Code of Ethics

•	Familiarize yourself with the provisions of the Code

•	Always act with integrity and for the exclusive benefit of our clients

•	Disclose any potential conflicts to your Compliance Officer

Do Not

•	Use your position or company information for personal gain

1 The rules herein cannot anticipate all situations which may involve a possible conflict of interest.  If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to Compliance prior to executing any such transaction.

QS Investors Code of Ethics

•	To employ any device, scheme or artifice to defraud;
•	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
•	To engage in any manipulative practice.

Any violations or potential violations of the Code of Ethics must be reported to Compliance.

Definitions

“Access Person” shall mean and include:
(i)
Officers and directors of QS. Also included are Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity. Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the 1940 Act) to QS who obtain information concerning investment recommendations made to any client account.

(ii)	Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by Compliance.

“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end and closed-end Mutual Fund accounts.

“Currencies” shall include spot or forward positions of foreign currencies for investment purposes.

“Employees” is a general term which shall include all QS employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-QS employees (e.g., consultants) who are subject to this Code of Ethics.

“EmployeeRelated Account” of any person subject to the Code shall mean:

(i)	The Employee’s own Accounts;
(ii)	The Employee’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the Employee’s home;
(iii)
Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)	Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

Note: Any person subject to the Code is responsible for compliance with these rules with respect to any Employee Related Account.

Do
• Report violations and potential violations to your Compliance Officer
• Become familiar with the terms used in the Code

Do Not

•	Engage in any manipulative or misleading practice

QS Investors Code of Ethics

“Investment Personnel” shall mean and include:  Portfolio Managers, traders, analysts (and other Employees who work directly with Portfolio Managers in an assistant capacity) and others as may be determined by Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers' recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

“Legg Mason” means Legg Mason, Inc.

“Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude shares of open-end money market mutual funds (unless otherwise directed by Compliance).

“Non-Access Person” shall mean and include: QS personnel who are not above, who do not have access to client trading activity or recommendations made in relation to any client account or as further determined by Compliance.

“Proprietary Fund” means an open-ended investment company registered under 1940 Act (or any portfolio or series thereof, as the case may be), that is part of one of the fund families sponsored by Legg Mason or its affiliates, including the fund families known as the Legg Mason Funds, the Western Asset Funds, and the Royce Funds.

“Reportable Fund” means (a) any fund registered under the 1940 Act for which a Legg Mason entity serves as an investment adviser, or (b) any fund registered under the 1940 Act whose investment adviser or principal underwriter is controlled by or under common control with Legg Mason.  For purposes of this definition, “investment adviser” has the same meaning as it does in Section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the 1940 Act.

“Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs),  futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee's spouse or relatives living in that Employee's household.

General

The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of QS and its clients.  Employees must carefully consider the nature of their Firm responsibilities and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction before engaging in that transaction.

   Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or

Do

•	Conduct personal trading activities lawfully and in accordance with the Code

Do Not

•	Trade securities while in possession of material non- public information about the issuer

QS Investors Code of Ethics

selling such Securities or advising any other person to buy or sell such Securities. Please refer to the Confidential Information Policy for more information.

Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Firm Restricted List and/or other applicable restricted lists.  See “Restricted List” below.

“Front Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client's trading positions, plans or strategies.

Specific Blackout Period Restrictions

     Same-Day Rule: Investment Personnel and Access Persons shall not knowingly affect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn.

7- Day Rule: Investment Personnel shall not affect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

Employees must always act to avoid any actual or potential conflict of interest between their Firm duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of the Firm, or in investment vehicles sponsored by the companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in the Code.

Exceptions to Blackout Periods

The following are exempt from the specified blackout periods:

•	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;
•	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);
•	Government and municipal bonds;
•	Developed Interest Rate Futures;
•	Securities indices;
•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. are restricted in the same manner as the underlying Security.

Do

•	Act to avoid actual or potential conflicts between your activities and Firm activities

Do Not

•	Trade securities for which there are open client orders
•	Participate in IPOs or other new issues

QS Investors Code of Ethics

Currencies
Investment Personnel and Access Persons shall not knowingly engage in trading of currencies on a day during which a client account with which they are associated is engaged in model-driven currency trading.

New Issues (IPOs)
Investment Personnel, Access Persons and Non-Access Persons (all Employees) are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering.

Short -Term Trading
Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  The Firm generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes to its clients and shareholders will not be tolerated.

30- Day Rule: Employees are prohibited from transacting in the purchase and sale, or  sale and purchase, of the same (or equivalent) Securities and closed-end Mutual Funds within thirty (30) calendar days. The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity. For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

Mutual Funds subject to periodic purchase plans can be sold once within 30 calendar days after a periodic purchase.

The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;
•	Securities purchased under an employer sponsored stock purchase plan;
•	Securities pre-cleared and purchased with a specific stop-limit provision attached;
•	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and
•	All open-end Mutual Funds (excluding proprietary funds).

Trading Restrictions in Proprietary Funds

Employees are prohibited from transacting in the purchase and sale, or sale and  purchase, of the same (or equivalent) proprietary funds within sixty (60) calendar days,  including any individual retirement account or 401(k) participant account. For the purposes of this requirement, the sequence of trades will be evaluated as last in, first out (LIFO).

The following are exempted from this restriction:

•	Money Market Funds;
•	Managed Accounts; and
•	Automatic Investment Plans.

Do

•	Hold securities for at least 30 days prior to selling, and wait 30 days to purchase a security after selling
•	Seek Compliance approval prior to making private investments

Do Not

•	Play an active role – either in management or with solicitation – with companies in which you privately invest

QS Investors Code of Ethics

Restricted List

The Firm Restricted List is comprised of securities in which the normal trading or recommending activity of and its employees is prohibited or subject to specified restrictions.  Contents of the list should not be shared outside of the Firm.  All Employees are prohibited from buying or selling for their Employee Related Accounts any Securities that are restricted on the Firm Restricted List and/or other applicable departmental restricted lists. Please see the Restricted List Policy for additional information.

Private Placements, Private Investment Partnerships and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first obtain the approval of his/her supervisor and then pre-clear the transaction with the Compliance, including completing the applicable Private Security questionnaire.  Any new Employee who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

Compliance Procedures

Designated Brokerage Accounts

All Employees must notify Compliance prior to opening a new Employee Related Account, including accounts used for trading of currencies.  Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm's policies.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance.  The policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts, including accounts used for trading of currencies.

All Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.  Please refer to the Employee Trading Policy  for  additional  information.

Pre-Clearance

Proposed Securities and closed-end Mutual Fund transactions must be pre-cleared by all Employees with Compliance in accordance with the Employee Trading Policy.  Approvals are good only for the day on which they are issued.  Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm's policies or applicable securities laws and regulations by virtue of the Employee’s Firm responsibilities or information he or she may possess about the Securities or their issuer.

Do

•	Notify Compliance prior to opening a personal trading account

•	Obtain Compliance pre- clearance prior to executing personal securities transactions

•	Be familiar with the security types that require pre- approval

•	Refer to the Employee Trading Policy for additional information about executing trades in personal accounts

Do Not

•	Maintain an account with a non-designated broker

•	Trade a security prior to receiving Compliance pre-approval

QS Investors Code of Ethics

    The following are exempted from the pre-clearance requirement:

•	Open-end Mutual Funds;
•	Direct obligations of the Government of the United States;
•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
•	Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;
•	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;
•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and
•	Securities purchased under an employer sponsored stock purchase plan.

Reporting Requirements

Disclosure of Employee Related Accounts/Provision of Statements

Upon joining the Firm, new Employees are required to disclose all of their Employee Related Accounts, including any accounts used for trading of currencies, to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to Firm policies.

In addition, pursuant to Rule 17j-1 of the 1940 Act, no later than ten (10) days after an individual becomes an Employee, he or she must also complete and return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for Securities and Mutual Fund holdings to Compliance.

Quarterly Personal Securities Trading Reports (“PSTR”)

Pursuant to Rule 17j-1 of the 1940 Act, within thirty (30) days of the end of each calendar quarter, all Employees must submit to Compliance a PSTR for Securities and closed-end Mutual Fund transactions.

All PSTRs that have reportable personal Securities and closed-end Mutual Fund transactions for the quarter will be reviewed by Compliance.  Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

•	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts);
•	Transactions in Mutual Funds subject to periodic purchase plans;
•	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.
•	Transactions in the following:
•	Bankers’ Acceptances;
•	Bank Certificates of Deposits (CDs);
•	Commercial Paper;
•	Money Markets;
•	Direct Obligations of the U.S. Government;
•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,

Do

•	Ensure that quarterly and annual reports are filed on time, even if you have no holdings or transactions to report

QS Investors Code of Ethics

•	Open-End Mutual Funds other than off-shore funds (excluding proprietary funds).

Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Compliance on an annual basis at a date specified by Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings.

A new employee must submit this report within ten (10) days of hire or rehire. This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five
(45)	days prior to the hire date, in the case of a new employee.

All Personal Securities Holdings will be reviewed by Compliance.  Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);
•	Bankers’ Acceptances;
•	Bank Certificates of Deposits (CDs);
•	Commercial Paper;
•	Money Markets;
•	Direct Obligations of the U.S. Government;
•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
•	Open-End Mutual Funds other than off-shore funds (excluding proprietary funds).

Annual Acknowledgement of Accounts

Annually, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts.  Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment is the obligation of each Employee. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.

Other Procedures/Restrictions

Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from senior management and Compliance, based upon a determination that these activities are consistent with the interests of the Firm and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

Do

•	Acknowledge your accounts annually

•	Confirm that you have received and will comply with the Code annually

Do Not

•	Engage in outside business activities without first speaking to Compliance

QS Investors Code of Ethics

   Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of senior management and Compliance.  Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using Firm property (e.g., e-mail, internet) other than on a purely de minimus basis.   Please refer to the  Outside  Business  Affiliations  Policy  for  additional  details.

Executorships

As a general rule, the Firm discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one's own spouse, domestic partner, parent or spouse's or domestic partner’s parent), it is necessary for the individual to have the written authorization of senior management and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual's responsibilities to the Firm.  For example, this may require the employment of an agent to handle the large amount of detail which is usually involved.  In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

Trusteeships

All trusteeships must have the written approval of the Firm and must be reported in writing to Compliance.

The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients' interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual's immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of the Firm is required for all other custodianships.  All such existing or prospective relationships must be reported in writing to Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if the Firm believes such a role will not be unduly time consuming or create conflicts of interest.

Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy.   Please refer to the Gifts, Entertainment, and Charitable Donations Policy for additional  information.

Do

•	Pre-clear all political contributions with Compliance

Do Not

•	Exchange gifts or entertainment with external business partners that may create the appearance of a conflict of interest

QS Investors Code of Ethics

Gifts and Entertainment to Public/Government Officials, Taft Hartely Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited.  Please refer to the Gifts, Entertainment, and Charitable Donations Policy for additional information.

Rules for Dealing with Governmental Officials and Political Candidates

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for the Firm or influencing any decision on its behalf.

Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions with Compliance.  This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution.  A political contribution made on behalf of an employee's spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on State or Municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for the Firm or influencing any decision on its behalf.  Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict.  If the Firm engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to the Firm.  All political contributions should be made in accordance with QS policies and procedures and applicable regulations.

Confidentiality
Employees must not divulge contemplated or completed securities transactions or trading strategies of QS clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis.

Sanctions

Any Employee who violates the Code may be subject to disciplinary actions, including possible dismissal.  In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or  other financial penalties.  Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

Interpretations and Exceptions

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or

Do

•	Contact Compliance if you have ANY questions about the Code or other related policies

Do Not

•	Discuss Firm trading activity with any person who doesn’t have a “need to know”

QS Investors Code of Ethics

potential abuse is involved.  Each Employee must obtain approval from Compliance before taking action regarding such an exception.  Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to Compliance.

QS Investors Code of Ethics

Code of Ethics Sanctions Schedule

Failure to Obtain Pre-Clearance
1st Violation                                       Written Warning
2nd Violation                                      Trading Prohibited for 30 Calendar Days
3rd Violation +                                   Trading Prohibited for 60 Calendar Days

Failure to Comply with the Same Day Rule and/or 7-Day Rule
1st Violation                                     Unwind Trade, Disgorgement of Profit, Written Warning
2nd Violation	Unwind Trade, Disgorgement of Profit, Written Warning, 30-Day Trading Ban
3rd Violation +	Unwind Trade, Disgorgement of Profit, Written Warning, 60-Day
                   Trading Ban

Failure to Comply with the 30-Day Hold Rule
1st Violation                                       Disgorgement of Profit, Written Warning
2nd Violation                                     Disgorgement of Profit, Written Warning, 30-Day Trading Ban
3rd Violation +                                   Disgorgement of Profit, Written Warning, 60-Day Trading Ban

Incomplete, Late, or Failing to File 17j-1 Reporting (Quarterly)
            1st  Violation
    1st Deadline                                  Written  Warning
    2nd Deadline                                 30-Day Trading Ban, Escalation to Management
    3rd Deadline                                  60-Day Trading Ban, Escalation to Management, Note to
             Employee File

    4th Deadline +                               Severe Disciplinary Action as determined by Compliance

2nd  Violation
    1st Deadline                                  30-Day Trading Ban
    2nd Deadline                                 60-Day Trading Ban, Escalation to Management
    3rd Deadline                                  90-Day Trading Ban, Escalation to Management, Note to
            Employee File
       4th Deadline +                                 Severe Disciplinary Action as determined by Compliance

3rd  Violation
    1st Deadline                                 60-Day Trading Ban, Escalation to Management
2nd Deadline	90-Day Trading Ban, Disciplinary Action, Escalation to Management, Note to Employee File
    3rd Deadline +                             Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Annual)
By due date                                       Written  Warning
15 days beyond due date                30-Day Trading Ban, Escalation to Management
30 days beyond due date        60-Day Trading Ban, Escalation to Management
45+ days beyond due date             Severe Disciplinary Action as determined by Compliance

Incomplete, Late, or Failing to File 17j-1 Reporting and/or Annual Acknowledgement (Initial)
Within 10 Days                                 Written Warning
Within 20 Days                                 Written Warning, Escalation to Management
Within 30 Days                                  30-Day Trading Ban, Escalation to Management
Within 40+ Days                               60-Day Trading Ban, Escalation to Management, Disciplinary
 Action, Note to Employee File

Gifts & Entertainment, Political Contributions
1st Violation                                       Disciplinary Action as determined by Compliance
2nd Violation +                                  Severe Disciplinary Action as determined by Compliance

QS Investors Code of Ethics

Additional Notes Concerning Sanctions:

•
Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the ensuing sanctions levied on the employee (where applicable).

•	The Sanctions listed in this document are guidelines only. Compliance will solely determine the factors used in arriving in any decisions made apart from this Sanctions Schedule.
•
Final disciplinary sanctions will be determined by Compliance and Senior Management, which will take into consideration such factors, which include but are not limited to: the period of time between violations, financial hardship, the employee's knowledge of portfolio trading, and trading system technical difficulties. For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action.

•	Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home. This will be determined on a case- by-case basis.
•	All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.
•
Multiple simultaneous violations will be subject to all the applicable sanctions.  For example, a portfolio manager who fails to obtain pre-clearance (2nd  violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a 60 Day Trading Ban (30+30) and be required to unwind the trade and disgorge any profit.

•
Multiple trading prohibitions are cumulative.  Employees receiving multiple trading bans for a violation (as a result of missing multiple deadlines) will have a trading ban period equal to the sum of the multiple trading bans.  For example, employees receiving a 30 Day Trading Ban for missing a First Deadline for filing, and subsequently a 60 Day Trading Ban for missing a Second Deadline for filing will have a Trading Ban period equal to 90 days.

•	Violations are noted in the employee’s Compliance file, and may also be noted in the employee’s personnel file, depending on the nature and severity of the violation.
•	Continued violation of the Code of Ethics may subject you to severe penalties, including possible termination.

Document Title:	QS Investors Code of Ethics
Compliance Category:	Employee Conduct
Document Author:	Steven Ducker
Original Issue Date:	August 1, 2010
Last Review Date:	June 2, 2014
Next Review Date:	August 1, 2014
Version:	1.4

QS Investors Code of Ethics

APPENDIX

Legg Mason, Inc.

Policies and Procedures Regarding Acquisitions and Dispositions of Legg Mason Securities

I.	Introduction

Legg Mason, Inc. (the “Company”) welcomes and encourages investment in its securities by directors, officers, and employees of the Company and its subsidiaries. The following policies and procedures are intended to:
•	Encourage long-term investment in the Company’s securities;

•	Discourage speculation in the Company’s securities; and

•	Prohibit trading in the Company’s securities by persons who possess “inside information.”

II.	Acquisitions and Dispositions of Legg Mason Securities by Directors and Officers of Legg Mason, Inc.

Acquisitions and Dispositions

Pre-Clearance: The Company’s General Counsel or delegate must approve in advance ALL acquisitions or dispositions of securities issued by or relating to  the  Company  (“Legg Mason Securities”), except (a) purchases pursuant to the Employee Stock Purchase Plan (“ESPP”); (b) restricted stock grants; or (c) option awards made by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, all acquisitions or dispositions of Legg Mason Securities by directors’ and officers’ spouses, dependents, relatives living in the same household or accounts over which directors or officers exercise investment discretion (collectively, “Related Accounts”) must receive the prior approval of the company’s General Counsel or delegate.

Reporting: To ensure timely and accurate filings of reports to be filed under §16(a) of the Securities Exchange Act of 1934, details of every acquisition or disposition of Legg Mason Securities must be reported to the General Counsel immediately upon occurrence.

Trading Window

Generally, ALL acquisitions and dispositions of Legg Mason Securities (other than (a) purchases made pursuant to the ESSP; (b) restricted stock grants; (c) option awards mad by the Committee; or (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the trading window is open) by directors and officers and their Related Accounts are limited to the period commencing on the third trading day after the release of quarter earnings and ending on the last trading day of the

QS Investors Code of Ethics

quarter (the “Trading Window”)2. It is important to note that even  during  a  Trading Window, a director or officer may not acquire or dispose of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed) if he or she is in possession of material, non-public information  regarding  the  Company.  Questions about whether information regarding the Company may  be  material  or  whether information about the Company is public should be directed to Compliance.

Short Sales

Directors and officers and their Related Accounts may not engage in any short sales of Legg Mason Securities.3

Purchases and Sales of Listed and OTC Options and Derivatives

Directors and officers and their Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities.3

III.	Acquisitions and Dispositions of Legg Mason Securities by All Other Employees of the Company and its Subsidiaries

Acquisitions and Dispositions

Employees and their spouses, dependents, relatives living in the same household and accounts over which employees exercise investment discretion (collectively, “Employee Related Accounts”), desiring to acquire or dispose of Legg Mason Securities must comply with all pre-clearance approval procedures adopted by the employees’  particular subsidiaries and departments. Employees should be especially careful to avoid the appearance of impropriety and may not engage in short-term speculative transactions in Legg Mason Securities.

Trading Window

Generally, employees and Employee Related Accounts may purchase or sell Legg Mason Securities at any time, other than the period beginning five (5) trading days before the expected release of quarterly earnings and continuing for two (2) trading days immediately following quarterly earnings releases (the “Restricted Period”).4  From time to time, events

2 All Good Till Cancelled (“GTC”) orders for Legg Mason Securities that are pending in accounts maintained by directors and officers and their Related Accounts at the end of a Trading Window must be cancelled and may not be reinstated until the Trading Window opens again. Transactions in an officer’s profit sharing or 401(k) account, or in index funds or other baskets of securities that include Legg Mason Securities, are not subject to the Trading Window restriction.

3 Index funds or other baskets of securities that include Legg Mason Securities are not included in this prohibition.

4 All Good Till Cancelled (“GTC”) orders for Legg Mason Securities that are pending in accounts maintained by employees their Employee Related Accounts at the beginning of a Restricted Period must be cancelled and may not be reinstated until the Restricted Period ends. The Restricted Period, and related limitations on transactions in Legg Mason Securities, does not apply to (a) purchases pursuant to the ESPP, (b) restricted stock grants, (c) option awards made by the Committee, (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the Restricted Period ends, (e) transactions in an employee’s profit sharing or 401(k) account and (f) transactions in index funds or other baskets of securities which include Legg Mason securities.

QS Investors Code of Ethics

may warrant the imposition of additional trading restrictions. It is important to note that employees who are in possession of material, non-public information regarding the Company are prohibited from acquiring or disposing of Legg Mason Securities (other than an exercise  of stock  options where the exercise price is paid in  cash and the shares acquired are not sold until the non-public information is publicly disclosed). Questions about whether information regarding the Company may  be  material  or  whether information about the Company is public should be directed to Compliance.

Short Sales

Employees and Employee Related Accounts may not engage in any  short  sales  of  Legg Mason Securities, except short sales against the box.3

Purchases and Sales of Listed and OTC Options and Derivatives

Employees and Employee Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities,3 other than opening and closing hedging transaction, such as covered call options and protective put options.

IV.	Policies Applicable to Investment Advisory Subsidiaries

Discretionary  Transactions

No purchases or sales of Legg Mason Securities may be made on a discretionary basis in any account managed by an investment advisory subsidiary of the Company, including QS Investors. Order tickets, purchase and sale blotters or other memoranda of client orders should be marked to reflect that the transaction is non-discretionary. Notwithstanding the foregoing, index funds managed by the subsidiaries of the Company that seek to match the investment performance of the S&P 500 Index may make discretionary purchases and sales of Legg Mason common stock if (i) each fund purchases and maintains its position in such common stock only in the approximate percentage that such stock is represented in the index and (ii) all purchases are made in compliance with Rule 12d3-1(a) and (b) under the 1940 Act, as amended.

Investment Advisory Fees

If an account under management owns Legg Mason Securities, those securities must be excluded as an asset under management when calculating investment advisory fees unless the account is an index fund utilizing the general rule set out in the clause above.

V.	Inquiries and Exceptions

All inquiries or requests for exceptions to this Policy should be directed to Compliance.

Exhibit p (xix)

Nuveen Investments Compliance                                                                                   April 2014                           [Graphic NUVEEN INVESTMENTS]

Code of Ethics
Note that capitalized terms have special meanings, as defined in the boxes on pages 2 and 3.

Summary and Scope

What the Code is about

Helping to ensure that Nuveen Investments personnel place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

There are three designations of individuals who are subject to the Code (described below). Compliance will notify you of your designation.

If you are a consultant or temporary worker, you are not auto- matically subject to the Code. However, based on your contract length, job duties, work location, and other factors, Compliance may make you subject to the Code at whatever designation level it believes appropriate.

Questions about the Code? Contact the Nuveen Ethics Office at (312) 917-8000.

Access Persons

Any Nuveen Employee who meets any of the following criteria:

-	as part of his/her regular duties has access to non-public information concerning the purchase, sale, holdings, or rec- ommendations of securities in any Nuveen-Advised Account or Portfolio

-	is a director or officer of a Nuveen Fund who has been designated an Access Person by Compliance (Independent Directors have their own Code of Ethics and are not subject to this one)

-	has otherwise been designated an Access Person by Compliance

Key characteristics of this designation.     An individual may be considered an Access Person of multiple Nuveen advisers or  only one. The personal trading of Access Persons (other than Independent Directors) is generally only monitored against the trading activity of the specific adviser(s) for which they have been designated an Access Person.

Investment Persons

Any Access Person who meets either of the following criteria:

-	as part of his/her regular duties either makes or participates in making recommendations or decisions concerning the purchase or sale of securities in any Nuveen-Advised Account or Portfolio

-	has otherwise been designated an Investment Person by Compliance

Key characteristics of this designation.  Investment Persons are almost exclusively limited to employees of Nuveen’s invest- ment advisers.

Personal transactions of Investment Persons will be reviewed for conflicts in the period starting 7 calendar days prior to a trade by their associated investment adviser and ending 7 calendar days after a trade by their associated investment adviser. In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by Compliance.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser for which they have been designated an Investment Person.

General Employees

All remaining Nuveen Employees (meaning those who are neither Access Persons nor Investment Persons)

Key characteristics of this designation.  The personal trading of General Employees is typically monitored against the trading activities of all Nuveen advisers.

The policies in the Code treat General Employees and Access Persons alike, although the Compliance monitoring may differ.

What’s New Notable changes to this document since the previous version.

•	Consultants and temporary workers are no longer included in the definition of Nuveen Employees. However, Compliance may make certain consultants and temporary workers subject to the Code.

•	The 30-day rule (#8 on page 5) has been clarified to apply across accounts with common ownership.

Important to understand

Some of our affiliated investment advisers may impose addi- tional rules on the same topics covered in the Code. Check with your manager or local compliance officer if you have questions.

Personal trading is a privilege, not a right. The securities industry is highly regulated and its employees are expected to adhere to high standards of behavior — including with respect to personal trading. Any violation of the Code can have an adverse affect on you, your co-workers, and Nuveen.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact Compliance for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator). Follow the Code both in letter and in spirit. If you have questions, contact Compliance.

Terms with Special Meanings

Within the Code, these terms are defined as follows:

Automatic Investment Plan Any program, such as a dividend reinvestment plan (DRIP), under which investment account purchases or withdrawals occur according to a predetermined schedule and allocation.

Beneficial ownership Any interest by which you or any Household Member directly or indirectly derives a monetary benefit from the purchase, sale, or ownership of a security or account. You have ben- eficial ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you exercise or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrange- ments.

Code This Code of Ethics.

Domestic Partner An individual who is neither a relative of or legally married to a Nuveen Employee, but shares a residence and is in a mutual commitment similar to marriage with such Nuveen Employee.

Federal Securities Laws The applicable portions of any of the fol- lowing laws, as amended, and of any rules adopted under them by the Securities and Exchange Commission or the Department of the Treasury:

•	Securities Act of 1933

•	Securities Exchange Act of 1934

•	Investment Company Act of 1940

•	Investment Advisers Act of 1940

•	Sarbanes-Oxley Act of 2002

•	Title V of the Gramm-Leach-Bliley Act

•	The Bank Secrecy Act

Household Member Any of the following who reside, or are expected to reside for at least 60 days a year, in the same household as a Nuveen Employee:

•	spouse
•	Domestic Partner
•	sibling
•	parent, stepparent, grandparent
•	mother-in-law, father-in-law
•	son-in-law, daughter-in-law
•	brother-in-law, sister-in-law

Each Household Member is subject to the same pre-clearance and trading restrictions and requirements as his/her related Nuveen Employee.

Independent Director Any director or trustee of a Nuveen Fund advised by Nuveen Fund Advisors, Inc. who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

Managed Account  Any account in which you or a Household Member has Beneficial Ownership and for which you have delegated full investment discretion in writing to a third-party broker or investment manager.

Nuveen  Nuveen Investments, Inc. and all of its direct or indirect subsidiaries except for Gresham Investment Management, LLC.

Nuveen-Advised Account or Portfolio Any Nuveen Fund or any portfolio, or client account advised or sub-advised by Nuveen.

Nuveen Employee  Any full- or part-time employee of Nuveen, not including consultants and temporary workers.

Nuveen Fund  Any open- or closed-end fund advised or sub-advised by Nuveen.

Reportable Account  Any account of which you or a Household Member has Beneficial Ownership AND in which securities can be bought or held. This includes, among others:

•	all Managed Accounts

•	any Nuveen 401(k) plan account

•	any direct holding in a Nuveen Fund maintained with BFDS as transfer agent

•	any former employer’s retirement account or health savings account (HSA) that permits the purchase of any Reportable Security (such as company stock or Nuveen Funds)

The following are NOT considered Reportable Accounts:

•	charitable giving accounts

•	529 college savings accounts

•	accounts held directly with a mutual fund complex in which non-Nuveen Funds are the only possible investment

Reportable Security Any security, including single-stock futures, except:

•	direct obligations of the US government (indirect obligations, such as Fannie Mae and Freddie Mac securities, are reportable)
•	certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt (including repurchase agreements)
•	money market funds
•	open-end funds that are not Nuveen Funds

Reportable Transaction Any transaction involving a Reportable Security, except:
•	transactions in Managed Accounts
•	transactions occuring under an Automatic Investment Plan

Nuveen Code of Ethics

Restrictions and Requirements

1.	Never abuse a client’s trust, rights, or interests. This means you must never do any of the following:

•	engage in any plan or action, or use any device, that would defraud or deceive a client

•	make any material statements of fact that are incorrect or misleading, either as to what they include or omit

•	engage in any manipulative practice

•	use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage

•	conduct personal trading in any way that could be inconsis- tent with your fiduciary duties to a client (even if it does not technically violate the Code)

2.
Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

3.	Keep confidential information confidential. Always prop- erly safeguard any confidential information you obtain in the course of your work. This includes information related to any of the following:

•	any Nuveen-Advised Account or Portfolio and any other financial product offered or serviced by Nuveen

•	new products, product changes, or business initiatives

•	past, current, and prospective clients, including their identi- ties, investments, and account activity

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others. This includes:

•	making sure no confidential information is visible on your computer screen and desk when you are not there

•	not sharing passwords with others

•	using caution when discussing business in any location where your conversation could be overheard

Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult with Compliance before releasing any confidential information.

4.
Handle Inside Information properly. Follow all of the terms described in “Inside Information” below. Be aware that any failure to handle Inside Information properly is a serious offense and may lead to disciplinary action from Nuveen as well as serious civil or criminal liability.

5.
Never knowingly trade any security being traded or considered for trade by any Nuveen-Advised Account or Portfolio. This applies to employee transactions in securities that are exempt from pre-clearance, and includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options or futures based on the company’s securities. This applies to you and to any Household Member.

Inside Information

What is Inside Information?

Inside Information is defined as information that is both material and non-public. Information is material if either of the following is true:

•	a reasonable investor would likely consider it important when mak- ing an investment decision

•	public release of the information would likely affect the price of a security

Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements

•
Any time you think you might have, or may be about to, come into possession of Inside Information (whether in connection with your position at Nuveen or not), alert Nuveen. If you work for a Nuveen investment adviser, alert your local Compliance or Legal office. Otherwise, alert Nuveen Compliance within the Ethics Office. Follow the instructions you are given.

•
Until you receive further instructions from Compliance or Legal, do not take any action in relation to the information, including trad- ing or recommending the relevant securities or communicating the information to anyone else.

•	Never make decisions on your own regarding potential Inside Information, including whether such information is actually Inside Information or what steps should be taken.

•	If Compliance and/or Legal determine that you have Inside Information:

-	Do not buy, sell, gift, or otherwise dispose of the securities, whether on behalf of a Nuveen- Advised Account or Portfolio, yourself, or anyone else.

-	Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Inside Information.

-
Do not communicate the Inside Information to anyone, whether inside or outside Nuveen, except in discussions with Compliance and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your investment adviser.

Nuveen Code of Ethics

6.
Never purchase an equity IPO. This does not apply to initial offerings of fixed income securities, convertible securities, pre- ferred securities, open- and closed-end funds, and commodity pools. This applies to you and to any Household Member.

7.
Do not purchase a private placement (limited offering) without advance written approval from Compliance. This includes any private funds advised or subadvised by Nuveen. Approval will depend on whether the investment potentially conflicts with Nuveen business activities and whether the opportunity is available to you because of your position at Nuveen, among other criteria. This applies to you and to any Household Member.

8.	Never participate in an investment club or similar entity.

This applies to you and to any Household Member.

9.	Avoid excessive trading. Never let personal trading interfere with your professional duties, and never engage in market tim- ing, late trading, and other inappropriate actions.

10.
Comply with trading restrictions described in the prospec- tuses for those Nuveen Funds that are advised by Nuveen Fund Advisers, Inc. This includes restrictions on frequent trading in shares of any open-end Nuveen Fund advised by Nuveen Fund Advisers, Inc. Any violation of these trad- ing restrictions is punishable as a violation of the Code. This applies to you and to any Household Member.

11.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

12.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equiva- lent of direct Code violations.

13.
Promptly alert Compliance of any actual or suspected wrongdoing. Alert the Nuveen Compliance Ethics Office or, if applicable, the Chief Compliance Officer of the affiliated investment adviser. Examples of wrongdoing include viola- tions of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other viola- tions of the Code.

Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

Actions Use PTCC for all actions unless noted otherwise

Upon becoming a Nuveen Employee

1.
 Within 10 calendar days of starting at Nuveen, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

2.
Within 10 calendar days of starting at Nuveen, report all of your Reportable Accounts and holdings in Reportable Securities. Include current information (no older than 45 calen- dar days before your first day of employment) on all Reportable Securities.  For each security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and principal amount (dollar value). For each Reportable Account, provide information about the broker, dealer, or bank through which the account is held and the type of account. For each Reportable Account, submit a copy of the most recent statement.

Note that there are separate procedures for Managed Accounts, as described below in item 5.

3.	Within 10 calendar days of starting at Nuveen, report all current investments in private placements (limited offer- ings). Limited offerings are Reportable Securities.

4.	Within 30 calendar days of starting at Nuveen, move or close any Reportable Account that is not at an approved firm. The approved firms are:

Ameriprise Financial	Merrill Lynch/Banc of America
Barclays Capital Inc.	Morgan Stanley
Chase Investment	Oppenheimer & Co.
Services Corp	OptionsXpress
Charles Schwab	Scottrade Financial Services
Citigroup	Stifel Financial
Smith Barney	T. Rowe Price
Edward Jones	TD Ameritrade
E*Trade Securities	UBS Financial Services Inc.
Fidelity Investments	US Bancorp Investments, Inc.
Goldman Sachs	Vanguard Brokerage Services
Interactive Brokers	Wells Fargo Advantaged Funds
JP Morgan Private Bank	Wells Fargo Investments
JP Morgan Securities

Under very limited circumstances, a Reportable Account may be allowed to remain at a non-approved firm. Examples include:
•	an account owned by a Household Member who works at another financial firm with comparable restrictions
•	an account that holds securities that cannot be transferred
•	an account that cannot be moved because of a trust agreement

To apply for an exception, contact Compliance. For any account granted an exception, arrange for Compliance to receive duplicates of all periodic statements. If a firm cannot provide duplicate statements directly to Compliance, you must take responsibility for providing these statements to Compliance yourself.

Note that consultants and temporary workers may not be required to move or close Reportable Accounts at the discre- tion of Compliance.

Nuveen Code of Ethics

When opening any new Reportable Account (including a Managed Account)

5.
Get Compliance pre-approval for any new Managed Account. Using the appropriate form (available from Compliance), provide representations that support the classi- fication of the account as a Managed Account. The form must be signed by the account’s broker or investment manager and by all account owners (you and/or any Household Member).

6.
Report any new Reportable Account (other than a Managed Account) that is opened with an approved firm. Do this with- in 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

Before placing any trades in Reportable Securities

7.
Pre-clear any trade in Reportable Securities that is above  the minimum share quantity. Additional exclusions are noted  in the box below. Without pre-clearance, you can trade up to 500 shares over any period of 5 trading days in any security with a market capitalization (on the trade date) of at least $5 billion. This applies only to securities that trade in share quantities, and therefore does not extend to options or fixed income securities.

If your trade requires pre-clearance, request approval through PTCC before you or any Household Member places an order to buy or sell any Reportable Security. Approval, if granted, expires at the end of the day it was granted. When requesting pre-clearance, follow this process:

•	Request pre-clearance on the same day you want to trade. Be sure your pre-clearance request is accurate as to security and direction of trade.

•	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade.

•
Place day orders only. Do not place good-til-canceled orders. You may place orders for an after-hours trading ses- sion using that day’s pre-clearance approval, but you must not place any order that could remain open into the next regular trading session.

8.
You must hold a position in a Reportable Security, other than ETFs, for 30 calendar days from your most recent pur- chase of that security before realizing any profit. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-first- out basis. This rule is based upon your overall holdings, not at an account level.

You may be required to surrender any gains realized through a violation of this rule. You may close a position at a loss at any time, provided pre-clearance has been obtained or an exemption applies.

NOTE: All Reportable Securities that qualify for the 500-share exemption from pre-clearance are still subject to the 30 calendar day holding requirement.

Before influencing any trades in a Managed Account

9.
Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with Compliance to discuss whether the account in question can properly remain classified as a Managed Account. This applies to you and to any Household Member.

Every quarter

10.
Within 30 calendar days of the end of each calendar quarter, verify that all Reportable Transactions made during that quarter have been reported. PTCC will display all trans- actions of yours for which it has received notice. For any transactions not displayed (such as transactions in accounts you have approval to maintain elsewhere), you are responsible for ensuring that Compliance promptly receives copies of all account statements so that they can enter them into PTCC.

For each Reportable Transaction, you must provide, as appli- cable, the security name and type, the ticker symbol or CUSIP, the interest rate (coupon) and maturity date, the number of shares, the principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction. It is very important that you carefully review and verify the transactions and related details displayed on PTCC, checking for accuracy and completeness. If you find any errors or omissions, correct or add to your list  of transactions in PTCC.

What needs to be pre-cleared

Pre-clearance required

•	all actively initiated trades in Reportable Securities, which includes ETFs and closed-end funds (both Nuveen and non-Nuveen)

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Nuveen-Advised Account or Portfolio trades whose existence would have resulted in denial of pre-clearance. In these cases you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by Compliance.

No pre-clearance required

•	trades that fall within the 500-share exception

•	shares of any open-end mutual fund (including Nuveen Funds)

•
securities acquired or disposed of through actions outside your con- trol or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions

•	trades made through an Automatic Investment Plan that has been disclosed to Compliance in advance

•	trades in a Managed Account

•	donations or gifting of securities

Nuveen Code of Ethics

Every year

11.
Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and file your Annual Holdings and Accounts Report. The report must contain the information described in item

#2 on page 4, and include your certification that you have reported all Reportable Accounts, and all holdings and transactions in Reportable Securities for the previous year.

For Managed Accounts, you must affirm annually through PTCC (for yourself and on behalf of any Household Member) the classification of the account as a Managed Account. No broker or investment manager involvement is required on this annual reaffirmation.

You also need to acknowledge any amendments to the Code that occur during the course of the year.

Additional rules for “Section 16 officers”

•	Pre-clear (through PTCC) any transactions in closed-end funds of which you are a Section 16 officer. Your request will be reviewed by Legal in Chicago.

•
When selling for a gain any securities you buy that are issued by the entity of which you are Section 16 officer, make sure it is at least 6 months after your most recent purchase of that security. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-first-out basis. You may be required to surrender any gains realized through a violation of this rule. Note that for any fund of which you are a Section 16 officer, no exception from pre-clearance is available.

•	Email details of all executed transactions in these securities to Legal in Chicago.

Contact Legal in Chicago if you are unsure whether you are a Section 16 officer or if you have any other questions.

Code Administration

Training
You will be required to participate in training on the Code when join- ing Nuveen as well as periodically during the time you are subject to the Code.

Exceptions
The Code exists to prevent violations of law. No exceptions that would violate any law will be granted.

Monitoring and enforcement
Nuveen Compliance is responsible for monitoring transactions and holdings for any violations of this Code. Any individual who violates the Code is subject to penalty. Possible penalties may include a writ- ten warning, restriction of trading privileges, disgorgement of trading profits, fines, and suspension or termination of employment. Literal compliance with the Code, such as pre-clearing a transaction, will not make a person immune from liability for conduct that violates the spirit of the Code.

Applicable rules
The Code has been adopted in recognition of Nuveen’s fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. This Code is also adopted by the Nuveen Funds advised by Nuveen Fund Advisors, Inc., under Rule 17j-1.

Some elements of the Code also constitute part of Nuveen’s response to Financial Industry Regulatory Authority (FINRA) requirements that apply to registered personnel of Nuveen Securities, LLC, and National Futures Association (NFA) requirements that apply to personnel affili- ated with Nuveen Commodities Asset Management, LLC.

Nuveen Code of Ethics
Page of 6

Exhibit p(xxi)

[Cambiar Investors logo]

                                                                                                                  April 1, 2014

                                                     Code of Ethics

Preamble

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the “Rule”) adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), specifically Rule 204-2 there under, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of Cambiar in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Mutual Fund managed by the Firm:

1.	To employ a device, scheme or artifice to defraud a Portfolio, a Mutual Fund, any client or prospective client;

2.
To make to a Portfolio, a Mutual Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Mutual Fund, any client or prospective client; or

4.
Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she  is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

5.	To engage in any act, practice, or course of business this is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.

This Code is based upon the principle that the directors and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of the Firm to report material violations of this Code of Ethics to the Firm Management Committee and to the Board of Directors of any Mutual Fund of advised or subadvised by the Firm.

RISKS

In developing these policies and procedures, Cambiar considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

1.
Employees engage in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee (These practices include trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.)

2.	Employees are able to cherry pick Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

3.	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

4.	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Cambiar.

5.	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act (and Rule 17j-1 of the IC Act).

6.	Employees are not aware of what constitutes Material Non-Public Information.

7.
Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if Cambiar wants to recommend the organization for investment or if the organization is one of Cambiar’s service providers.)

8.	Employees use Cambiar property, including research, supplies, and equipment, for personal benefit.

Cambiar has established the following guidelines as an attempt to mitigate these risks.

GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Cambiar expects from its Employees:

1.	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective clients and Employees;
2.	Place the integrity of the investment profession, the interests of Clients, and the interests of Cambiar above one’s own personal interests;
3.	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
4.	Avoid any actual or potential material conflict of interest without first consulting with Senior Management;
5.	Conduct all personal securities transactions in a manner consistent with this policy;

6.
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

7.	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
8.	Promote the integrity of, and uphold the rules governing, capital markets;
9.	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
10.	Comply with applicable provisions of the Federal Securities Laws.

A.	POLICY STATEMENT ON INSIDER TRADING

The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm’s policy and procedures should be referred to the Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

➢	Trading by an insider, while in possession of material nonpublic information, or

➢
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

➢	Communicating material nonpublic information to others.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For  that  to  occur  the  company  must  expect  the  Firm to  keep  the  disclosed nonpublic  information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Individuals may not be held liable for trading on insider information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

➢	Dividend or earnings announcements
➢	Write-downs or write-offs of assets

➢	Additions to reserves for bad debts or contingent liabilities
➢	Expansion or curtailment of company or major division operations

➢	Merger, joint venture announcements
➢	New product/service announcements

➢	Discovery or research developments
➢	Criminal, civil and government investigations and indictments
➢	Pending labor disputes

➢	Debt service or liquidity problems
➢	Bankruptcy or insolvency problems

➢	Tender offers, stock repurchase plans, etc.
➢	Recapitalization
➢	Extraordinary management developments

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public. Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non- Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

➢
Is the information material? Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

➢	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO and President as soon as possible. From this point, the Employee, CCO and President will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

➢	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

➢	Shall not engage in securities transactions of any company, except in accordance with Cambiar’s Personal Security Transaction Policy and the Federal Securities Laws.

➢	Shall submit various reports in accordance with the Personal Security Transaction Policy.

➢	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

➢	Shall immediately report the potential receipt of Material Non-Public Information to the CCO and President.

➢	Shall not proceed with any research, trading, etc. until the CCO and President inform the Employee of the appropriate course of action.

Relationships with Potential Insiders

Cambiar’s  Clients  or  third-party  research  providers  may  possess  Material  Non-Public  Information. Access to such information could come as a result of, among other things:

➢	Being employed by an issuer (or sitting on the issuer’s board of directors);

➢	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

➢	Personal relationships with connected individuals; and

➢	A spouse’s involvement in any of the preceding activities.

Individuals  with  access  to  Material  Non-Public  Information  may  have  an  incentive  to  disclose  the information to Cambiar due to the potential for personal gain.  Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, third-party research providers, and other industry members. Employees should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Cambiar’s Employees are not permitted to engage with paid industry consultants as part of the Company’s research process.

Selective Disclosure

Non-public information about Cambiar’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Cambiar owes to its Clients.

As Cambiar manages several Registered Investment Companies (“RIC”), Employees should not disclose proposed or pending trades to any Client or other individual or entity outside of Cambiar other than a trading counterparty with a legitimate need to know the information. Additionally, Employees should be careful when disclosing the composition of any RIC portfolios without obtaining consent from the CCO; Federal Securities Laws and/or the RIC’s policies may limit the dissemination of such information, and selective dissemination could be viewed as favoritism. The inclusion of information regarding any RIC’s portfolio holdings in marketing materials or Cambiar’s website is subject to the CCO’s approval in accordance with the RIC’s marketing and advertising policies and procedures. Requests for information regarding a RIC’s holdings from outside individuals or entities should be forwarded to the CCO, who will consider, among other things, the timeliness and sensitivity of the information and the RIC’s policies and procedures.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Cambiar’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of Cambiar and other market participants and trading counterparties. Please consult with the CCO if you have questions about the appropriateness of any communications.

Insider Trading Controls

The role of the Firm’s Compliance Officer is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. The Firm’s Supervisory Procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm will:

➢
Provide, on a periodic basis, training to familiarize officers, directors and employees with the Firm’s policy and procedures.  In addition, employees are required to acknowledge annually that they have read and understand the Code of Ethics, and

➢	When it has been determined that an officer, director or employee of the Firm has material nonpublic information:

1.	implement measures to prevent dissemination of such information,

2.	the CCO shall discuss the issuer with the Head Trader and place the issuer on a “restricted list,”

3.
officers, directors and employees will be restricted from trading the securities of the issuer personally or on behalf of client accounts through the screening of each client or personal trade through the “restricted list.” The Head  Trader shall code this restriction into the Moxy system,

4.	once it is determined that the Firm no longer maintains material nonpublic information, the issuer will be removed from the “restricted list.” The removal shall be documented, and

5.	the CCO and the Head Trader will review the “restricted list” on a semi- annual basis to ensure that it is up to date.

Penalties For Trading On Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

B.	PERSONAL TRADING

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Trading section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

Cambiar’s Personal Trading policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household.  Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Cambiar requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

➢	Direct obligations of the Government of the United States;

➢	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

➢	Shares issued by money market funds;

➢	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Cambiar or an affiliate (the Mutual Funds);

➢	Interests in 529 college savings plans; and

➢	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Cambiar or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Cambiar’s Personal Trading policy.

Pre-clearance Procedures

All Employees should request pre-clearance before purchasing or selling Securities in an account that such Employee has beneficial ownership by submitting the trade through the Financial Tracking software program. Once the trade has been submitted, the software system or the Firm’s Head Trader will review for the initial pre-clearance approval. In the event that a manual preclearance is required by the Head Trader, a second pre-clearance approval will be performed by a Compliance Officer. A Compliance Officer of the Firm will pre-clear the Head Trader’s transactions and a Cambiar Principal will pre-clear the Compliance Officer’s transactions, in the event a manual preclearance is required. This policy also applies to transactions in privately offered securities, such as interests in private funds.

Pre-clearance approval will expire at the close of business on the trading date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business that same day. If the trade is not completed before such pre-clearance expires, the Employee is required to again obtain pre-clearance for the trade. In addition, if an Employee becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose  such  information  to  the  appropriate  Compliance  Officer  prior  to  executing the  pre-cleared transaction. Prior to pre-clearance approval, the Financial Tracking software program or individual responsible for providing approval will review for the following activities which are generally prohibited by the Firm:

1.
Transactions in Securities on the Buy/Sell/Review List (“Watch List”). The Watch List includes any Securities that Cambiar is actively evaluating for purchase or sale in Client accounts. The Watch List is distributed to all Employees and input into the Financial Tracking software program when updates occur realtime.

2.	The acquisition of any Securities in an initial public offering (“IPO”).

3.	Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within thirty (30) calendar days with the exception of ETF’s.

4.
The purchase or sale of a Security within seven (7) calendar days before or seven (7) calendar days after any Mutual Fund of the Firm trades in that security. The Firm may provide exception to this restriction if the issuer of the Security had market capitalization in excess of $10 billion at the time of the transactions and the Mutual Fund(s)’s transactions were as a result of a new infusion or redemption of assets so long as the Employee had no knowledge at the time of his/her purchase or sale of the subsequent infusion or redemption of funds. Evidence of the $10 billion market capitalization will be filed with the Employee’s pre-clearance request. Employees are generally discouraged from seeking this exception.

Note: Generally, Employees’ personal trading accounts and Cambiar proprietary investment accounts that are managed by Cambiar on a fully discretionary basis shall be treated in the same manner as Client accounts (i.e., executed at the same time and at the same price as Client accounts). Thus, such personal trading accounts are not subject to the pre-clearance procedures discussed above except if the purchase involves an IPO or limited offering.

Reporting

Cambiar must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly certifications regarding Securities transactions and newly opened accounts, as well as annual certifications regarding holdings and existing accounts.

Quarterly Transaction Reports and Certifications

Each quarter, Employees must certify all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also certify any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Certifications regarding Securities transactions and newly opened accounts must be submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

This quarterly certification shall be made through the Financial Tracking software program. Any transactions effected outside of brokerage accounts must be reported through the Financial Tracking software program within 30 days of the end of each calendar quarter.(i.e. private equities, 529 plans, mutual funds not managed by Cambiar)

Note: Generally, Employees’ personal trading accounts and Cambiar proprietary investment accounts that are managed by Cambiar on a fully discretionary basis shall be treated in the same manner as Client accounts (i.e., executed at the same time and at the same price as Client accounts).  Additionally, Cambiar maintains records of all transactions in such accounts within its internal systems. Thus, transactions in such accounts are not subject to the quarterly reporting requirement procedures discussed above.

Initial and Annual Holdings Reports and Certifications

Employees must initially disclose the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings within 10 days of an individual first becoming an Employee. Additionally, Employees must annually disclose the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings on or before January 31st of each year. Annual disclosures must be current as of December 31st and initial disclosures must be current as of a date no more than 45 days prior to the date that the person became an Employee. The initial and the annual disclosure shall be made through the Financial Tracking software system. Any reportable securities maintained outside of a brokerage account (i.e. private placements) must be reported through the Financial Tracking software program.

Initial and annual certifications must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to disclose, this should be indicated within 10 days of becoming an Employee and by January 31st of each year.

Exceptions from Reports and Certification Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

➢	Quarterly reports and certifications for any transactions effected pursuant to an Automatic Investment Plan; or

➢
Any transaction reports and certifications with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the Compliance Officer who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Compliance Officer may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

The Compliance Officer will review all reports and certifications submitted pursuant to the Personal Trading policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the Compliance Officer will document the review of each report and certification received, and will notate a description of any issues noted in the Financial Tracking software program. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Initial and Annual Certification of Compliance with Code of Ethics

Employees initially certify their understanding of the Code of Ethics when completing the Initial Report of Access Person through the Financial Tracking software program.

In addition to annually disclosing securities holdings, every Employee shall certify annually that:

➢	They have read and understand the Code of Ethics and recognize that they are subject thereto.

➢
They have complied with the requirements of the Code of Ethics; and that they have reported all transactions in securities in which the Employees have direct or indirect beneficial interests required to be reported pursuant to the requirements of the Code of Ethics.

➢
They have not disclosed pending “buy” or “sell” orders for a Portfolio or Mutual Fund to anyone outside of Cambiar, except where the disclosure occurred subsequent to the execution or withdrawal of an order.

➢
They have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Mutual Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Mutual Fund or Portfolio.

Certifications to Compliance Officer

The Compliance Officer of the Firm shall provide, after each quarter end, certification to the Compliance Officer of a Mutual Fund that, as of the prior quarter end:

    (a) The Compliance Officer of the Firm has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retaining such documentation on behalf of the Mutual Fund;
    (b) There have been no violations to the Mutual Fund’s Code of Ethics and, if there have been violations to the Mutual Fund’s Code of Ethics, the violation has been documented and reported to the Mutual Fund’s Chief Compliance Officer; and
    (c) The Firm has appointed appropriate management or compliance personnel, such as the Compliance Officer, to review transactions and certifications filed by access persons under the Code of Ethics, and adopted procedures reasonably necessary to prevent Employees from violating the Firm’s Code of Ethics.

As requested, the Compliance Officer of the Firm shall also provide to the Compliance Officer of each Mutual Fund a list of Employees who are subject to the Mutual Fund’s Code of Ethics and the name of the Compliance Officer of the Firm responsible for pre-clearing and reviewing personal securities transactions.

The Compliance Officer of the Firm shall provide such information, including, but not limited to, initial, quarterly and annual reports and certifications for all Employees, and pre-clearance reports, as is requested by the Mutual Fund’s Compliance Officer.

General Reporting Requirements

The Compliance Officer of the Firm shall notify each Employee that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an Employee, or upon request.

Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of the Firm and each Mutual Fund, counsel and/or regulatory authorities upon appropriate request.

Excessive Trading

The Firm understands that it is appropriate for Employees to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Mutual Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the Mutual Fund’s Compliance Officer, Compliance Officer of the Firm, or senior management at the Firm), may compromise the best interests of any Mutual Funds or Portfolios if such excessive trading is conducted during work-time or using Mutual Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the Compliance Officer of the Firm.

Conflict of Interest

Every Employee shall notify the Compliance Officer of the Firm of any personal conflict of interest relationship which may involve a Mutual Fund or Portfolio or any entities for whom Cambiar provides services other than advisory services, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Mutual Fund. The Firm’s Compliance Officer shall notify the Compliance Officer of a Mutual Fund or entity of any personal conflict of interest relationship which may involve the Mutual Fund. Such notification shall occur in the pre-clearance process through the Financial Tracking software program.

Reporting Violations

Every Employee shall report violations or suspected violations of this Code of Ethics promptly to the Compliance Officer of the Firm, or in the event that the Compliance Officer is involved in the violation or unavailable, to the President of the Firm. Reports of violations may be submitted anonymously and will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Any retaliation against an individual who reports a violation or suspected violation of this Code of Ethics is prohibited and such retaliation constitutes a further violation of this Code of Ethics.

Reporting of Violations to the Board of Directors

The Compliance Officer of the Firm shall promptly report to the Compliance Officer of the Mutual Fund, the Board of Directors of the Firm and the Firm’s investment committee all apparent violations of this Code of Ethics and the reporting requirements thereunder.

When the Compliance Officer of the Firm finds that a transaction otherwise reportable to the Board of Directors pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Directors. Such findings shall, however, be reported to the Compliance Officer of any respective Mutual Funds.

The Board of Directors of the Firm or any Mutual Fund, or a Committee of Directors created by such Board of Directors for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

Annual Reporting to the Board of Directors

The Compliance Officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Board of Directors of the Firm and the Mutual Funds. Such annual report shall:

➢	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year.

➢	Identify any violations requiring significant remedial action during the past year.

➢
Identify any recommended changes in the existing restrictions or procedures based upon the Firm’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

➢	State that the Firm had adopted procedures reasonably necessary to prevent Employees from violating the Code.

Sanctions

Upon discovering a violation of this Code, the Board of Directors of the Firm or a Mutual Fund may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

C.	GIFTS AND ENTERTAINMENT

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable not lavish or extravagant in nature. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements when determining whether or not an item is lavish or extravagant.

Employees’ Receipt of Gifts - Employees must report their intent to accept a gift over $100 (either one single gift, or in aggregate on an annual basis) to the CCO by submitting the request through the Financial Tracking software program. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Cambiar’s office by service providers.

Cambiar’s Gift and Entertainment Giving Policy – Cambiar and its Employees are prohibited from giving gifts and providing entertainment that may be deemed as excessive, and must be reported to the CCO to give gifts in excess of $100 US Dollar equivalent or to provide entertainment in excess of $500.00 US Dollar equivalent to any client, prospective client or any individual or entity per year that Cambiar is seeking to do business with. All reported requests must be made through the Financial Tracking software program.

Gifts Given to Taft-Hartley Funds - Employees are reminded that notwithstanding this policy, since Cambiar has Taft-Hartley eligible investors, any gratuity provided by Cambiar to US labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $100 per fiscal year are required to be reported to the Compliance Department. Accordingly, the Compliance Department will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10 within 90 days following the end of Cambiar’s fiscal year.

The CCO shall track all reportable entertainment and gifts via the Financial Tracking software program.

Foreside Fund Services Representatives-- Gift Policy
Representative registered with Foreside Fund Services shall follow the guidelines pertinent to FINRA Rule 3220 that no registered person shall, directly or indirectly, give or permit to be given anything of value in excess of $100 per person per year where such gift or gratuity is in relation to the business of the rep and their firm.

D.	OUTSIDE BUSINESS ACTIVITIES

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by submitting through the Financial Tracking software program. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Cambiar may determine that it is in its Clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Cambiar can, however, raise serious regulatory issues and concerns, including conflicts of interest and access to Material Non-Public Information.

As an outside board member or officer, an Employee may come into possession of Material Non-Public Information about the outside organization. It is critical that a proper information barrier be in place between Cambiar and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, Cambiar may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in outside activities without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Form ADV Part 2A.

E.	DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Cambiar and in which he or she knows

Cambiar might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Cambiar, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Cambiar business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Cambiar may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

F.	LOANS

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with Cambiar, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Cambiar’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

G.	DEALINGS WITH GOVERNMENT AND INDUSTRY REGULATORS

Cambiar forbids payments of any kind by its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

    It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against Cambiar. Employees are expected, if requested, to provide Cambiar with reasonable assistance, including, but not limited to, meeting or consulting with Cambiar and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

H.	IMPROPER USE OF CAMBIAR PROPERTY

No Employee may utilize property of Cambiar or utilize the services of Cambiar or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including Cambiar and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

I.	PROTECTION OF CAMBIAR’S NAME

Employees should at all times be aware that Cambiar’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Cambiar’s name in any manner that could be misinterpreted to indicate a relationship between Cambiar and any other entity or activity.

J.	EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

K.	TRAVEL EXPENSES

Employees may charge to Cambiar normal and reasonable travel and travel-related expenses incurred for a Cambiar business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While Cambiar has not prescribed limits on such expenses, Cambiar may reiterate its policy with Employees as necessary.

Cambiar will pay for all travel and travel-related expenses to support an Employee’s attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event (i.e. a broker charters a jet for numerous investment firms, including Cambiar, to visit a company, etc.), Cambiar shall determine the approximate value of the expense and forward the third-party a reimbursement check. Cambiar has adopted this policy in order to avoid any perceived conflict of interest associated with our relationships with outside service providers.

L.	RETENTION OF RECORDS

Cambiar shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or Cambiar’s Senior Management.

➢	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

➢	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of Cambiar.

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Copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

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The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

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[17j-1] A copy of each finding presented to the Mutual Fund Board shall be preserved by Cambiar for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Many of the required books and records listed will be maintained through the Financial Tracking software system.

M.	DISCLOSURE

Cambiar shall describe its Code of Ethics in Form ADV Part 2A and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Cambiar’s Code of Ethics shall be directed to the CCO.

If the CCO determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation, and any enforcement action taken, to Senior Management. If Senior Management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Cambiar will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

N.	RESPONSIBILITY

The Compliance Department will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.

[17j-1] In the event a material change is made to the Personal Trading Policy of the Code of Ethics, the CCO shall inform the Mutual Fund’s CCO of such material change and ensure that such material change is approved by the Mutual Fund's Board no later than six months after adoption of the material change.